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                                                                    EXHIBIT 16.1

                                January 21, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read the comments made in Item 4 of BioTime, Inc.'s Form 8-K dated January 14, 2003, and have the following comments:

1. We agree with the comments made in the first sentence of the first paragraph; the comments made in the third paragraph; and the first three sentences of the fourth paragraph.

2. We have no basis upon which to agree or disagree with the comments made in the second sentence of the first paragraph, the comments made in the second paragraph and the comments made in the last sentence of the fourth paragraph.


Yours truly,

Deloitte & Touche LLP